Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-151841) of H.B. Fuller Company of our report dated June 6, 2025, relating to the financial statements and supplemental schedule of H.B. Fuller Company 401(k) & Retirement Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Minneapolis, Minnesota

June 6, 2025